Exhibit 10.37

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

December 12, 2013

among

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.,

as Borrower

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

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2

SCHEDULES:

Commitment Schedule

Schedule 1.1(a) — Existing Letters of Credit

Schedule 3.05 — Intellectual Property

Schedule 3.15 — Capitalization and Subsidiaries

Schedule 3.20 — Real Property Owned or Leased

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

EXHIBITS:

Exhibit A — Assignment and Assumption

Exhibit B — Compliance Certificate

Exhibit C-1 — U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-2 — U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-3 — U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-4 — U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D — Form of promissory note for Loan

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 12, 2013 (as it may be amended or modified from time to time, this “Agreement”), among VITAMIN COTTAGE NATURAL FOOD MARKETS, INC., as Borrower, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

A.            Borrower, Administrative Agent and certain lenders are parties to that certain Credit Agreement, dated as of September 29, 2006 (as amended, modified or supplemented from time to time, the “Existing Credit Agreement”); and

B.            Borrower and Administrative Agent have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means, as to any Person, (a) the acquisition of all of the Equity Interests of another Person, (b) the acquisition of all or substantially all of the assets of any other Person or (c) the acquisition of all or substantially all of the assets constituting a business line or division of any other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or as used in the definition of Adjusted One Month LIBOR Rate for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor Administrative Agent appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments (if all Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments).

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the unused commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Commitment CBFR Spread”, “Commitment Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrower’s Consolidated Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 1:

Category	Consolidated Leverage Ratio	Commitment CBFR Spread	Commitment Eurodollar Spread	Unused Commitment Fee Rate
1	< 3.25 to 1.0	(1.40)%	1.25%	0.15%
2	> 3.25 to 1.0 but < 4.0 to 1.0	(1.10)%	1.60%	0.20%
3	> 4.0 to 1.0	(0.65)%	1.95%	0.35%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the annual or quarterly consolidated financial statements or compliance certificate required to be delivered by it pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) within the time periods specified in Sections 5.01(a), 5.01(b) or 5.01(c), respectively, the Consolidated Leverage Ratio shall be deemed to be in Category 3 during the period from the expiration of the time for delivery thereof until such consolidated financial statements or compliance certificate (as applicable) are delivered.  Nothing in this definition shall restrict or otherwise limit the Administrative Agent’s or any Lender’s rights to exercise any and all remedies under this Agreement or any other Loan Document (including without limitation the right to impose the default rate of interest as set forth in Section 2.13(c)).

If at any time the Administrative Agent reasonably determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Approved Fund” has the meaning assigned to the term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Representative” means with respect to any Loan Party, the chief executive officer, president, any co-president, any executive vice president or any Financial Officer of such Loan Party in each case, whose name appears on a certificate of incumbency of such Person delivered to the Administrative Agent concurrently with the execution of this Agreement, and as such certificate of incumbency may be amended or supplemented from time to time.  Any document delivered hereunder that is signed by an Authorized Representative of a Loan Party shall be conclusively presumed to have been, and shall constitute a representation and warranty by such Loan Party hereunder that such document has been, authorized by all necessary corporate and/or other action on the part of such Loan Party and such Authorized Representative shall be conclusively presumed to have acted on behalf of such Loan Party.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation.

“Borrower Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of September 29, 2006, between the Borrower and the Administrative Agent, for the benefit of the Secured Parties,  as such agreement has been or is hereafter amended, supplemented, replaced or reaffirmed from time to time

“Borrower Trademark Security Agreement” means that certain Trademark Security Agreement dated as of even date herewith, executed by the Borrower in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as such agreement may be amended, supplemented or replaced from time to time.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or the Adjusted One Month LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.   If for any reason the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that it is unable to ascertain the Adjusted One Month LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, then, subject to the proviso in the first sentence of this definition, the CB Floating Rate shall be equal to the Prime Rate until the circumstances giving rise to such inability no longer exist.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the CB Floating Rate.

“Change in Control” means (a) the Parent shall cease to be the beneficial owner of, with sole power to vote or dispose of, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower on a fully diluted basis; (b) the Parent shall cease to Control Borrower; (c) the acquisition or ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than any Person consisting only of members of the Isely Family), of Equity Interests of the Parent representing (i) 20% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent on a fully diluted basis if the Isely Family holds less than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent on a fully diluted basis or (ii) a larger percentage than the percentage of Equity Interests of the Parent held by the Isely Family at such time; (d) the Isely Family collectively shall cease to be the beneficial owner of, with sole power to vote or dispose of, directly or indirectly, more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent on a fully diluted basis; (e) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower or the Parent by Persons who were neither (i) nominated by the board of directors of the Borrower or the Parent, as applicable, nor (ii) appointed by directors so nominated; (f) the acquisition of direct or indirect Control of the Parent by any Person or group (other than any Person consisting only of members of the Isely Family); (g) if either (i) any three of Kemper Isely, Zephyr Isely, Heather Isely or Elizabeth Isely shall at any time cease to be employed by the Borrower as an executive officer actively involved in day-to-day key management of Borrower or (ii) both of the co-presidents of the Borrower as of the date hereof at any time cease to be employed as an executive officer actively involved in day-to-day key management of Borrower; or (h) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of each Subsidiary on a fully diluted basis.  For purposes of this definition, “beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (as in effect on the Effective Date), whether or not applicable, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, if later, the date on which such Lender becomes a Lender) (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary  (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case arising under clauses (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.17.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the real property and all of the personal property (both tangible and intangible) of a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Obligations.

“Collateral Documents” means, collectively, the Guaranty Agreement, the Security Agreement, the Trademark Security Agreement, the Leasehold Mortgages (if any), the Reaffirmations, the Mortgages

(if any) and all other agreements, Guarantees, instruments or documents now or hereafter delivered by the Borrower, any Guarantor or any other Person to the Administrative Agent or any Lender in connection with this Agreement, the Loan Documents or the Transactions to secure or guarantee the payment of any part of the Obligations or the performance of the other duties and obligations of the Loan Parties under the Loan Documents, as such agreements, Guarantees, instruments or documents have been or are hereafter amended, supplemented or replaced from time to time.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower.  The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09(b)-(g) and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $15,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation, (d) amortization (including, without duplication, any capitalized fees that were amortized over a period), (e) any other non-cash charges relating to intangible assets and all other non-recurring non-cash charges for such period, to the extent approved by the Administrative Agent, which approval will not be unreasonably withheld (excluding in any such case any such charge incurred that constitutes an accrual of or a reserve for cash charges for any future period or relates to discontinued business operations) and (f) any non-cash expense attributable to the expensing of share based payment awards (including, without limitation, awards related to stock option programs and phantom stock programs) pursuant to the implementation of or compliance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (excluding any such expense that constitutes an accrual of or a reserve for cash charges for any future period), minus, to the extent included in Consolidated Net Income for such period, all non-cash gains attributable to the expensing of share based payment awards (including, without limitation, awards related to stock option programs and phantom stock programs) pursuant to the implementation of or compliance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (excluding any such gain that represents the reversal of any accrual of or reserve for anticipated cash charges in any prior period that are described in the parenthetical to clause (f) above), all non-cash gains relating to intangible assets and all other non-recurring non-cash gains for such period, in each case calculated for the Borrower and the Subsidiary Guarantors on a

consolidated basis in accordance with GAAP for such period.

“Consolidated EBITDAR” means, with reference to any period, Consolidated EBITDA for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, rent expensed for the use of improved and unimproved real property (but excluding real estate taxes and common area maintenance expenses in each case to the extent paid or payable by the Borrower and the Subsidiary Guarantors on or with respect to their leased premises), calculated for the Borrower and the Subsidiary Guarantors on a consolidated basis in accordance with GAAP for such period.

“Consolidated Fixed Charge Coverage Ratio” means, with reference to any period, the ratio of (a) Consolidated EBITDAR for such period to (b) the sum of (i) scheduled payments of principal on Indebtedness of Borrower or any Subsidiary Guarantor, (ii) Consolidated Interest Expense, (iii) income tax expense, (iv) cash payments to the Borrower’s or any Subsidiary Guarantor’s shareholders or members, as the case may be, to the extent distributed from current earnings or accumulated profits, and (v) Consolidated Rents, in each case calculated for the Borrower and the Subsidiary Guarantors on a consolidated basis in accordance with GAAP for such period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and the Subsidiary Guarantors, calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Indebtedness as of that date, to (b) Consolidated EBITDAR for the four fiscal quarter period ending on or immediately prior to such date.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and the Subsidiary Guarantors calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Rent” means, for any period, the sum of all cash rental expenses for the use of improved and unimproved real property paid or payable by the Borrower and the Subsidiary Guarantors, calculated on a consolidated basis in accordance with GAAP for such period, provided that ‘Consolidated Rent’ shall not include real estate taxes and common area maintenance expenses in each case to the extent paid or payable by the Borrower and the Subsidiary Guarantors on or with respect to their leased premises.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” has the meaning assigned to such term in Section 3.18.

“Credit Exposure” means, as to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Persons” means a Person (a) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order, (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations or (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Embargoed Person” has the meaning assigned to such term in Section 3.19.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Loan Party directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) in the case of a corporation, shares of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents

(however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets upon liquidation of, the issuing Person and (f) any warrants, options or other rights entitling the holder thereof to purchase or acquire any equity interest described in the foregoing clauses (a) through (e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing (other than a CBFR Loan or Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in Section 3.19.

“Existing Credit Agreement” has the meaning assigned to it in the Recitals hereto.

“Existing Letters of Credit” means those letters of credit, if any, existing on the Effective Date and identified on Schedule 1.1(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other executive officer of a Loan party, including, without limitation, Kemper Isely, in his capacity as an executive officer of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 5.01.

“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 3.19.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, including, without limitation, the Guaranty Agreement; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, individually or collectively as the context may require, (a) Parent, (b) VC Two, (c) Natural Systems and (d) any other Person that executes a Guarantee pursuant to Section 5.14.

“Guaranty Agreement” means, collectively, the Parent Guaranty, the VC Two Guaranty, the Natural Systems Guaranty, and any Guarantee securing the Guaranteed Obligations entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, supplemented, restated or reaffirmed from time to time.

“Hazardous Materials” means:  (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business on terms customary in the trade), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is limited in recourse, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and similar instruments, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) any other Off-Balance Sheet Liability, (l) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, and (m) all Guarantees by such Person of Indebtedness of others in respect of any of the foregoing.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any CBFR Loan, the last Business Day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means (A) with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the immediately following calendar month.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory Threshold” has the meaning assigned to such term in the definition of ‘Landlord Acknowledgments’.

“IRS” means the United States Internal Revenue Service.

“Isely Family” means, collectively, one or more of the following:  Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely, and, if Controlled by one or more of the foregoing (or a person or entity chosen by one or more of, or the estate of one or more of, the foregoing), any corporation, partnership, trust or other entity created for the benefit of one or more of the foregoing and/or for the benefit of the spouse, parents and/or lineal descendants of one or more of the foregoing (whether by blood or adoption, and including stepchildren).

“Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“Landlord Acknowledgements” means, collectively, in connection with any Lease with respect to premises where inventory constituting twenty percent (20%) or more of the value of all of the Borrower’s and Subsidiary Guarantors’ inventory (valued at cost) is at any time located (the “Inventory Threshold”), any Landlord Acknowledgement by and among one of the Loan Parties, as tenant, the landlord who owns the premises leased to such Loan Party, and the Administrative Agent, for the ratable benefit of the Secured Parties, whereby landlord confirms certain matters set forth therein and, if a Leasehold Mortgage is required with respect to such premises, consents to the Leasehold Mortgage encumbering such Loan Party’s leasehold interest in the lease, in each case that has been entered into pursuant to Section 5.14(c).

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursements” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Leasehold Mortgages” means, collectively, in connection with any Lease with respect to premises where inventory of the Borrower or any Subsidiary Guarantor exceeding the Inventory Threshold is at any time located, any mortgage, deed of trust or other agreement pursuant to which any Loan Party grants the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the leasehold interest of such Loan Party as described in the Leasehold Mortgage, in each case that has been entered into pursuant to Section 5.14(c).

“Leases” means, collectively, each lease with respect to one of the properties leased by the Borrower or any Subsidiary Guarantor for use in the business of the Borrower or any Subsidiary Guarantor.

“Lender Holding Company” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letters of Credit” means the letters of credit issued pursuant to this Agreement and, if any, the Existing Letters of Credit, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates for dollar deposits as may be selected by the Administrative Agent in its reasonable discretion or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License Agreement” means, individually or collectively as the context may require, one or more license agreements pursuant to which the Borrower has been granted the right to use trademarks, trade names, service marks and goodwill of VC Two, each as amended, supplemented or replaced from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that, for the avoidance of doubt, the interest of a licensor or a licensee under any trademark or other intellectual property license agreement relating to the licensed asset that is permitted by the Loan Documents shall not be deemed to be a Lien.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement or renewed hereunder, any Letter of Credit applications, the Collateral Documents, the Sweep Arrangement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower, each of the other Guarantors, and any other Person party to any Loan Document (except the Secured Parties), and their successors and assigns.

“Loan Party” means any one of the Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) any material Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders and other Secured Parties) on any material Collateral or the priority of such Liens, (d) the validity or enforceability of any of the Loan Documents, or (e) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $500,000.  For purposes of determining Material Indebtedness, the “obligations” of the Loan Parties in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means January 31, 2017 (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and other Secured Parties, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Systems” means Natural Systems, LLC, a Colorado limited liability company.

“Natural Systems Guaranty” means that certain Guaranty Agreement, dated as of December 18, 2008, executed by Natural Systems in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented, replaced or reaffirmed from time to time.

“Natural Systems Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of December 18, 2008, executed by Natural Systems in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented, replaced or reaffirmed from time to time.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents, together with all Banking Services Obligations and  Swap Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of ‘Obligations’ shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), or sold or assigned an interest in any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Parent” means Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation.

“Parent Guaranty” means that certain Guaranty Agreement, dated as of October 31, 2012, executed by Parent in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented, replaced or reaffirmed from time to time.

“Parent Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of October 31, 2012, executed by Parent in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented, replaced or reaffirmed from time to time.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) junior Liens in favor of landlords or assets on the premises leased to the Loan Parties by such landlords;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE CHASE’S LOWEST RATE.

“Projections” has the meaning assigned to such term in Section 5.01(d).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reaffirmations” means that certain Amendment and Reaffirmation of Loan Documents, dated as of even date hereof, by and among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Request Deadline” has the meaning assigned to it in Section 4.01(a).

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment

(whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revenue” means, with reference to any period, the net sales of a Person for such period, calculated in accordance with GAAP.

“Sale and Leaseback Transaction” has the meaning assigned to it in Section 6.06.

“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any Executive Order or by any sanctions program administered by OFAC, and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Bank, (d) each provider of Banking Services Obligations, (e) each counterparty to any Swap Agreement, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means, collectively, the Borrower Pledge and Security Agreement, the Parent Pledge and Security Agreement, the VC Two Pledge and Security Agreement, the Natural Systems Pledge and Security Agreement, and any other pledge or security agreement securing the Obligations entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, supplemented, replaced or reaffirmed from time to time.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.  The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as (b) any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, or (ii) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or of any other Loan Party.

“Subsidiary Guarantor” means each Guarantor that is a Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or any option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Sweep Arrangement” has the meaning assigned to it in Section 2.18(g).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Funded Indebtedness” means, as of any date of determination, the sum of the following items of the Borrower and the Subsidiary Guarantors calculated on a consolidated basis in accordance with GAAP: (i) the sum of the outstanding Indebtedness of the type described in clauses (a) through (g) of the definition of Indebtedness on such date and (ii) Consolidated Rent for the four fiscal quarter period ending on or immediately prior to such date, multiplied by 8.

“Trademark Security Agreement” means, collectively, the Borrower Trademark Security Agreement, the VC Two Trademark Security Agreement, and any other trademark security agreement securing the Obligations entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, supplemented, replaced or reaffirmed from time to time.

“Trading with the Enemy Act” has the meaning assigned to such term in Section 3.19.

“Trailing Revenue” means, as of any date of determination, Revenue of a Person for the twelve calendar month period ending on or immediately prior to such date of determination.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Colorado or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any Guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VC Two” means Vitamin Cottage Two Ltd. Liability Company, a Colorado limited liability company.

“VC Two Guaranty” means that certain Guaranty Agreement, dated as of September 29, 2006, executed by VC Two in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“VC Two Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of November 30, 2008, executed by VC Two in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“VC Two Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of September 29, 2006, executed by VC Two in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented, replaced or reaffirmed from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in such Loan Document), (b) any reference in any Loan Document to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in any Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (e) any reference in any definition in any Loan Document to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” when used in any Loan Document shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party, the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05.  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make (a) Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the Aggregate Credit Exposure exceeding the aggregate Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02.  Loans and Borrowings.

(a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.

(b)  Subject to Section 2.14, each Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as CBFR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  CBFR Borrowings may be in any amount.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand, fax or furnished by electronic communication (including e-mail and internet or intranet websites) in the form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Denver, Colorado time, three Business Days before the date of the proposed Borrowing or (b) in the case of an CBFR Borrowing, not later than 11:00 a.m., Denver, Colorado time, on the date of the proposed Borrowing; provided that any such notice of an CBFR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Denver, Colorado time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic communication (including e-mail and internet or intranet websites) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)                                     the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an CBFR Borrowing or a Eurodollar Borrowing; and

(iv)                              the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an CBFR Borrowing.  Promptly following receipt of a Borrowing Request in accordance with this Section, the

Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [Section Intentionally Omitted]

SECTION 2.05.  [Section Intentionally Omitted]

SECTION 2.06.  Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).  As of the Effective Date, each of the Existing Letters of Credit, if any, shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $3,000,000 and (ii) the Aggregate Credit Exposure shall not exceed the aggregate Commitments.

(c)                                  Expiration Date.  Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) or (ii) the date that is five Business Days prior to the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Denver, Colorado time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Denver, Colorado time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an CBFR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting CBFR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof, and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of CBFR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax or other electronic communication (including e-mail and internet or intranet websites)) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.   If any Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived.

(k)                                 [Subsection Intentionally Omitted]

(l)                                     LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07.  Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Denver time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Denver, Colorado and designated by the Borrower in the applicable Borrowing Request; provided that CBFR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, but shall have no obligation to, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to CBFR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.

(a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic communication (including e-mail and internet or intranet websites) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)  whether the resulting Borrowing is to be an CBFR Borrowing or a Eurodollar Borrowing.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an CBFR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an CBFR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.  Termination and Reduction of Commitments; Increase in Commitments.

(a)  Unless previously terminated, all of the Commitments shall terminate on the Maturity Date.

(b)  The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)  The Borrower may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 and (ii) the Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Aggregate Credit Exposures would exceed the aggregate Commitments.

(d)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)  The Borrower shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution, provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower may make a maximum of two (2) such requests, (iii) prior to making any solicitation to any lending institution (other than Chase, in its capacity as a Lender hereunder), the Borrower shall have first provided each existing Lender with a written solicitation for an additional Commitment and such Lenders shall have, in the aggregate, failed to provide Commitments at least equal to the amount of such request within fifteen (15) Business Days of such request (it being understood that each such existing Lender shall be awarded no less of such increase than such Lender’s commitment therefor), (iv) if any portion of such increase is made by and through any new Lender, the Administrative Agent and Issuing Bank shall have approved the identity of any such new Lender, such approval not to be unreasonably withheld, (v) if any portion of such increase is made by and through any new Lender, such new Lender shall have assumed all of the rights and obligations of a “Lender” hereunder, (vi) the procedures described in Section 2.09(f) below shall have been satisfied, (vii) such additional Commitments shall not increase or otherwise affect the maximum LC Exposure hereunder, (viii) the term of each such additional Commitment in no event shall exceed the Maturity Date, (ix) the Administrative Agent and the Lenders (as applicable) shall have received any fees and expenses payable by the Loan Parties in respect of such additional Commitments, and (x) the aggregate amount of all increases to the Commitments made pursuant to this Section 2.09(e) shall not exceed $10,000,000.

(f)  Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing their Commitment.  As a condition precedent to such an increase, Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an Authorized Representative of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (B) no Default exists and (C) the Borrower is in pro forma compliance with Sections 6.12.

(g)  Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding CBFR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages and the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation.  Eurodollar Loans shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such Eurodollar Loans being continued shall be reallocated, and any such Eurodollar Loans being converted to CBFR Loans shall be converted and allocated, among the Lenders (including the newly added Lenders) at such time.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.

(a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan, together with all accrued but unpaid interest thereon, on the Maturity Date.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount and Type of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be binding evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent, which form is attached hereto as Exhibit D.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.

(a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b)  In the event and on such occasion that the Aggregate Credit Exposure exceeds the aggregate Commitments, the Borrower shall prepay the Loans and/or LC Exposure (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in an aggregate amount equal to such excess, in accordance with Section 2.06(j)).

(c)  The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic communication (including e-mail and internet or intranet websites)) of any prepayment under this Section:  (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Denver, Colorado time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an CBFR Borrowing, not later than 11:00 a.m., Denver, Colorado time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.  Fees.

(a) The Borrower agrees to pay to the Administrative Agent an unused commitment fee for the account of each Lender, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Commitments terminate.  Accrued unused commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All unused commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.

(a)  The Loans comprising each CBFR Borrowing shall bear interest at the CB Floating Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d)  Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an CBFR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, fax or other electronic communication (including e-mail and internet or intranet websites) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an CBFR Borrowing.

SECTION 2.15.  Increased Costs.  (a) If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)  impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;or

(iii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate (which certificate shall include a description of the basis for the computation) such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Taxes.

(a)  Withholding Taxes; Gross-Up; Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)  Evidence of Payment.  As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable any Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit any Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)  Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.  Payments Generally; Allocation of Proceeds; Sharing of Set-offs; Sweep Arrangement.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Denver, Colorado time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at JPMorgan Chase Bank, N.A., P.O. Box 650632, Dallas, TX 75265-0632, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees or other sum then due  and payable under the Loan Documents, such funds shall be applied (i) first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Banking Services or Swap Obligations), including, without limitation, any costs and expenses then due and payable under the Loan Documents, (ii) second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Swap Obligations), (iii) third, to pay interest then due and payable on the Loans ratably, (iv) fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, (v) fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, (vi) sixth, to the payment of any amounts owing in respect of Swap Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and (vii) seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender from the Borrower or any other Loan Party.  If no Default has occurred and is continuing, all prepayments under Section 2.11 which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrower.  If the Borrower fails to direct the application of any such principal prepayments or if a Default has occurred and is continuing, such principal prepayments shall be applied as determined by the Administrative Agent in its sole discretion.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding CBFR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

Notwithstanding the foregoing, (x) Obligations arising under Banking Services Obligations or Swap Obligations shall be excluded from the application in clause sixth described above and paid in clause seventh if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Obligations, and (y) amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to the Obligations that are Excluded Swap Obligations of such Guarantor.

(c)           At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.  The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans, and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)           If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections.  Application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g)  Notwithstanding any provision herein to the contrary, so long as Chase is the only Lender, Chase may agree that the Loans may be subject to automatic withdrawal and repayment (subject to the limitations set forth herein) pursuant to cash management arrangements between the Borrower and Chase (the “Sweep Arrangement”), the terms of which are incorporated herein by reference; provided, that Chase may at any time terminate the Sweep Arrangement.  Until such time as the Sweep Arrangement is terminated pursuant to the preceding sentence, in the event of any conflict between the borrowing and disbursement provisions set forth in this Agreement or any promissory note issued or renewed hereunder or any other provision of this Agreement or such note with respect to the timing or amount of principal payments on the Loans (other than the requirement that all Loans be repaid no later than the Maturity Date), on the one hand, and the Sweep Arrangement, on the other hand, the Sweep Arrangement shall control.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.  Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)           such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)           if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize, for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)           so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Lender Holding Company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.  Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22.  Banking Services and Swap Agreements.  Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any of its Subsidiaries shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent).  In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations.  The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), in which such Banking Services Obligations and/or Swap Obligations will be placed.

ARTICLE III

Representations and Warranties

Borrower represents and warrants to the Lenders that (and where applicable, agrees):

SECTION 3.01.  Organization; Powers; Subsidiaries.  Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its assets, carry on its business as now conducted, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  Each Loan Document to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate the charter, by-laws or other organizational documents of any Loan Party or any of its Subsidiaries, (d) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended September 30, 2012, reported on by independent public accountants reasonably acceptable to the Administrative Agent, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2013, certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since September 29, 2006.

SECTION 3.05.  Properties, Intellectual Property and Insurance.

(a)  Each of the Loan Parties has good title to, or valid leasehold interests in, all Collateral owned or leased by such Person and all of such Person’s other real and personal property material to its business (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), in each case free and clear of all Liens other than Liens permitted under Section 6.02.

(b)  Each Loan Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each of its Subsidiaries does not infringe in any respect upon the rights of any other Person except to the extent that any such infringement (individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect, and each Loan Party’s and each of its Subsidiaries’ rights thereto are not subject to any licensing agreement or similar arrangement, other than the License Agreement.  Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party validly holds all certificates of public convenience and necessity, franchises, licenses, permits and authorizations that are necessary for the ownership, maintenance and operation of their respective properties and assets or for the conduct of their respective businesses, in each case free and clear from any Liens except Permitted Encumbrances, and neither the Borrower nor any Subsidiary is in violation of any term or provision thereof in any respect.

(c)  Each of the Loan Parties maintains, and has caused its respective Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.06.  Litigation, Contingent Obligations, Environmental Matters and Labor.

(a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.  No Loan Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.04.

(b)  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has received notice of any claim with respect to any Environmental Liability, (ii) knows of any basis for any Environmental Liability, (iii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (iv) has become subject to any Environmental Liability.

(c)  Since September 29, 2006, there has been no change in the status of the Disclosed Matters (as defined in the Existing Credit Agreement) that, individually or in the aggregate, has resulted in, or could reasonably be expected to have a Material Adverse Effect.

(d)  There are no labor controversies pending or threatened against or affecting the any of the Loan Parties (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.  Each of the Loan Parties is in compliance in all material respects with each federal, state, local and other applicable law, statute, rule and regulation relating to non-discrimination in employment, the payment of wages and other employee and workplace matters.

SECTION 3.07.  Compliance with Laws and Agreements; No Default.  Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Subsidiaries is in compliance with (i) its charter, by-laws or other organizational documents, (ii) all Requirements of Law applicable to it or its property and (iii) all indentures, agreements and other instruments binding upon it or its property.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  No Loan Party or any of its Subsidiaries is, or is controlled by, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  No tax liens have been filed and no claims are being asserted with respect to any such taxes, except to the extent such tax liens or claims could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.11.  Disclosure.  The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any of its Subsidiaries or the Guarantors is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  All reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with or required to be delivered hereunder will be true and accurate in all material respects on the date as of which such information is stated or certified, and none of the regular or periodic reports, or any registration statement or prospectus filed by or on behalf of the Parent, the Borrower or any Subsidiary with the Securities and Exchange Commission (or any successor agency) contained any materially untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement contained therein not materially misleading at the time of such filing in light of the circumstances under which they were made.    Notwithstanding the foregoing, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Material Agreements.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

SECTION 3.13.  Solvency.

(a)  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan or any other extension of credit hereunder, (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)           The Borrower does not intend to, nor will the Borrower permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14.  [Section Intentionally Omitted]

SECTION 3.15. Capitalization and Subsidiaries.

(a)  Schedule 3.15(a) sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary of the Borrower, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15(a), and (c) the type of entity of the Borrower and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable, and were issued, offered and sold in compliance with all applicable state and federal laws concerning the issuance of securities.

(b)  On the date hereof, except as set forth in Schedule 3.15(b):  (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Borrower is authorized or outstanding; (ii) the Borrower has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Borrower; and (iii) the Borrower has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

SECTION 3.16. Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative

Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17.  [Section Intentionally Omitted]

SECTION 3.18.  USA PATRIOT Act.

(a)  None of the Loan Parties, any of their Subsidiaries or, to the knowledge of the Loan Parties, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Designated Person, and the Loan Parties, their Subsidiaries and, to the knowledge of the Loan Parties, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b)  None of the Loan Parties, any of their Subsidiaries or, to the knowledge of the Loan Parties, any of their respective Affiliates:  (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (iii) is a Designated Person; or (iv) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

(c)  None of the Borrower, or any of its directors, officers, brokers or other agents acting or benefiting in any capacity in connection with the Transaction, or any of its parents, subsidiaries, or affiliates, is a Designated Person.

SECTION 3.19.  Embargoed Person.  (a) No Loan Party’s, nor any of their Subsidiaries’, assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under U.S. law, including but not limited to the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Loan Party if the result of such interest would be that any Loan would be in violation of law; (c) no Loan Party has engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) neither any Loan Party nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.  For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 3.19, the Loan Parties shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

SECTION 3.20.  Title; Possession Under Leases.  Set forth in Part A of Schedule 3.20 is a complete list of all real property owned by the Borrower or any of its Subsidiaries as of the Effective Date, with the owner of such property, the location of such property, a brief description of such property.  Set forth in Part B of Schedule 3.20 is a complete list of all real property leased by the Borrower or any of its Subsidiaries as lessee or sublessee as of the Effective Date, with the lessee or sublessee of such property, the location of such property, a brief description of such property, the owner of such property and the date and title of and parties to the lease for such property (including all amendments thereof).  As of the Effective Date, the Borrower and its Subsidiaries (i) own and have good and marketable title (without regard to minor defects of title) to the real property referred to in Part A of Schedule 3.20, and (ii) have valid leasehold interests in the real property referred to in Part B of Schedule 3.20.  As of the Effective Date, such assets and properties are subject to no Lien, except for Permitted Liens.  Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all leases, except for any failure to enjoy such possession which (alone or in the aggregate with any other such failures) could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21.  Regulation U.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no part of the proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and, if and to the extent required of the Borrower by the Administrative Agent on or before December 9, 2013 (the “Request Deadline”), such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

(b)  Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or, if a Loan Party is a limited liability company, by an authorized officer of such Loan Party, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement (or a certification that there are no amendments to such organizational documents previously provided to the Lender), and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(c)  No Default Certificate.  The Administrative Agent shall have received a certificate, signed by an Authorized Representative of the Borrower, on the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(d)  Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.  All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(e) Letter of Credit Application.  The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date.  If applicable, the Borrower shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.

(f)  USA PATRIOT Act, Etc.  The Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(g)  Intellectual Property Filings.  The Administrative Agent shall have received appropriate documents for filing with the United States Patent and Trademark Office and all other filings necessary to perfect the security interests granted to the Administrative Agent by the Collateral Documents, all appropriately completed and duly executed by each relevant Loan Party and, where appropriate, notarized.

(h)  Other Documents and Information.  The Administrative Agent shall have received such other financial, business and other information regarding the Parent, Borrower and its Subsidiaries and such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested on or before the Request Deadline.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 120 days after the end of each fiscal year of the Borrower, its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, which shall be accompanied by the related consolidating schedules used in the preparation of such consolidated statements or otherwise referred to by such accountants;

(b) within 45 days after the end of each of the first three fiscal quarters of the fiscal year of Borrower, the individual balance sheet and related statements of operations for the Borrower and each of its Subsidiaries, along with a consolidated balance sheet, related statements of operations and cash flows for the Borrower along with any eliminations and adjustments (and, if requested by the Administrative Agent, a consolidated statement of stockholders’ equity along with any eliminations and adjustments) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all of which shall be certified by one of the Financial Officers of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above (collectively or individually, as the context requires, the “Financial Statements”), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B (i) certifying (i) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has a material effect on such financial statements and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate, and (iv) reconciling any difference between the Consolidated Rents for each period relevant to the calculations required by clause (ii) above, on the one hand, and the line item for direct store rent in such Financial Statements for each such period, on the other hand, in form and detail reasonably satisfactory to the Administrative Agent, which certificate shall be accompanied by any additional information and supporting documentation reasonably requested by the Administrative Agent;

(d)  within 60 days after the beginning of each fiscal year of the Borrower and each Guarantor, a consolidated and consolidating budget for the Borrower and each Subsidiary Guarantor for such fiscal year, and an operating plan for the Borrower and each Subsidiary Guarantor for such fiscal year, in each case in form and detail reasonably satisfactory to the Administrative Agent (the “Projections”);

(e)  as soon as available, but in any event within 30 days after the creation, sale or dissolution of any Subsidiary that is permitted hereunder, an updated Schedule 3.15 hereto reflecting appropriate changes thereto;

(f)  promptly upon receipt thereof, copies of all “management letters” received by the Borrower from the Borrower’s independent accountants;

(g)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders (or, if applicable, members) generally, as the case may be;

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(i)  promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender promptly (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any action, suit, litigation or proceeding commenced or threatened against any Loan Party or any of its Subsidiaries or Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any change in the articles of incorporation or bylaws (or other organizational documents) of any Loan Party or any Subsidiary or in the Authorized Representatives of any Loan Party; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each Loan Party to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that Borrower will, and will cause each Loan Party to,  remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05.  Maintenance of Properties.  The Borrower will, and will cause each Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each Loan Party to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect the properties of the Borrower or any Loan Party, to examine and make extracts from the Borrower’s or any Loan Party’s books and records, to audit the Borrower and the Collateral, and to discuss the affairs, finances and condition of the Loan Parties with the officers and independent accountants of the Loan Parties, at such reasonable times and intervals as the Administrative Agent may designate and at the Borrower’s sole cost and expense, with respect to the Collateral, the Loan Parties and any Loan Party’s books, records, assets, operations or business; provided that the Administrative Agent may perform additional audits, at the Administrative Agent’s discretion, and at the Borrower’s sole cost and expense, upon the occurrence of a Default or Event of Default or based upon the Administrative Agent’s reasonable determination that there has been a material adverse change in the Borrower’s or any Loan Party’s business or condition (financial or otherwise) or the Collateral.  The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, (a) comply with all Requirements of Law applicable to it or its property, including, without limitation, all Environmental Laws and (b) all agreements and instruments to which the Borrower or any other Loan Party is a party or by which its assets are bound, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Loans only for working capital and other general corporate purposes of the Borrower and its Subsidiaries.  The Borrower will not, and will not permit any Subsidiary to, use, directly or indirectly, any proceeds of the Loans for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  At the request of the Administrative Agent, the Borrower will furnish a properly completed Federal Reserve Board Form U-1.  The Borrower will, and will cause each of its Subsidiaries, to use all issued Letters of Credit only to support general corporate purposes of the Borrower and its Subsidiaries.

SECTION 5.09.  Accuracy of Information.  The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to the Projections, the Borrower will cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.10.  Insurance. The Borrower will, and will cause each Loan Party to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.

SECTION 5.11.  Other Agreements.  The Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to comply with all terms and conditions of each License Agreement.

SECTION 5.12.  Casualty and Condemnation.  The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.13. Depository Banks.  The Borrower will, and will cause each of its Subsidiaries and each other Loan Party to, maintain its primary banking depository, disbursement and treasury management relationship (including, without limitation, its relationship for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business) with the Administrative Agent or any Affiliate of the Administrative Agent in each town, city or metropolitan area in each state in which the Administrative Agent or any Affiliate of the Administrative Agent has a banking presence; provided that this Section 5.13 shall not require the Borrower to use a product or service of the Administrative Agent or any of its Affiliates in the event the charge proposed by the Administrative Agent or such Affiliate for such product or service is more than the Administrative Agent’s published rate in the State of Colorado for such product or service.

SECTION 5.14.  Issuance of Additional Guarantees, Security Agreements, Pledge Agreements and Other Security Documents; Further Assurances.

(a)  If (x) the Required Lenders consent to the acquisition, creation or formation of a Subsidiary pursuant to Article VI, or (y) the Borrower consummates an Acquisition pursuant to Section 6.04, then the Borrower shall promptly after the acquisition, creation or formation thereof (and in any event within 10 days), in order to further secure the Obligations: (i) cause such Subsidiary to execute and deliver to the Administrative Agent (A) a guaranty, (B) a pledge and security agreement (pursuant to which such Subsidiary grants a first priority security interest in all of its assets, whether real, personal, tangible or intangible property, and the proceeds thereof, to the Administrative Agent for the ratable benefit of the Secured Parties) and (C) related documentation, in each case in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(b) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the guaranty and the pledge and security agreement referred to above), all in form, content and scope satisfactory to the Administrative Agent, and (ii) cause the direct parent entity of such Subsidiary (to the extent such parent entity has not already done so) to pledge, in favor of the Administrative Agent for the ratable benefit of the Secured Parties, 100% of the Equity Interests of such Subsidiary, or such lesser percentage as may be owned by such parent entity, pursuant to a pledge agreement and related documentation in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(b) and favorable opinions of counsel to such parent entity (which shall cover, among other things, the legality, validity, binding effect and enforceability of the pledge agreement referred to above), all in form, content and scope satisfactory to the Administrative Agent.

(b)  If the Borrower or any Subsidiary acquires any real property, other than (x) leasehold interests and (y) real property subject to a Sale and Leaseback Transaction permitted under Section 6.06, with a value greater than $500,000 after the date of execution of this Agreement, then the Borrower shall promptly thereafter (and in any event within 10 days), deliver (or cause to be delivered by such Subsidiary, as applicable), to further secure the Obligations, (i) Mortgages, acknowledgments and other security documents or instruments in form and substance satisfactory to the Administrative Agent, in each case for the purpose of granting, confirming, protecting and perfecting Liens or security interests in such real property and (ii) related documentation, in each case in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(b) and favorable opinions of counsel to the Borrower or such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the security documents and instruments referred to above), all in form, content and scope satisfactory to the Administrative Agent.

(c)  If the Borrower or any Subsidiary acquires any leasehold interest after the date of execution of this Agreement to which Leasehold Mortgage and Leasehold Acknowledgement requirements are applicable, then the Borrower shall promptly thereafter (and in any event within 10 days), (x) notify the Administrative Agent thereof, and (y) deliver (or cause to be delivered by such Subsidiary, as applicable), to further secure the Obligations, such (i) Leasehold Mortgages, Landlord Acknowledgements, acknowledgments and other security documents or instruments in form and substance satisfactory to the Administrative Agent, in each case for the purpose of granting, confirming, protecting and perfecting Liens or security interests in such real property and (ii) related documentation, in each case in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(b) and favorable opinions of counsel to the Borrower or such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the security documents and instruments referred to above), in each case as reasonably requested by the Administrative Agent, all in form, content and scope satisfactory to the Administrative Agent; provided that no Event of Default shall occur with respect to this Section 5.14(c) so long as, with respect to any Landlord Acknowledgement or Leasehold Mortgage for which no Loan Party nor any Subsidiary or Affiliate thereof is the grantee of a leasehold interest or is signing such document as an owner or lessor with respect to such leasehold interest, the Borrower is using commercially reasonable efforts to obtain such Landlord Acknowledgement and Leasehold Mortgage.

(d)  Without limiting the foregoing, the Borrower will, and will cause each Subsidiary and each other Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(e)  (i) Upon request of the Administrative Agent, the Borrower shall deliver, or caused to be delivered to the Administrative Agent, a control agreement for any bank at which the Borrower or any Loan Party maintains a deposit account, each appropriately completed, duly executed by the Borrower and the Administrative Agent and acknowledged by the depository bank at which such account is maintained, and (ii) upon commencing storage of inventory in an amount greater than the Inventory Threshold at any warehouse not owned by the Borrower or any Subsidiary, the Borrower will use commercially reasonable efforts to obtain an acknowledgement and waiver of Liens from the owner thereof for each such warehouse.

SECTION 5.15.  Intellectual Property.  The Borrower shall, and shall cause each Loan Party to, take all action as requested by the Administrative Agent to protect and preserve its rights in all Intellectual Property Rights (as defined in the applicable Security Agreement) material to its business, including, without limitation, promptly notifying the Administrative Agent of obtaining federal registration of any Intellectual Property Rights or of any abandonment or final rejection of any federal registration application.  The Borrower shall provide prompt written notice to the Administrative Agent if Borrower or any other Loan Party acquires any Intellectual Property Right that is material to the business of such Person.

SECTION 5.16.  Designated Persons.

(a)  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Loans and the Letters of Credit, or lend, contribute or otherwise make available such proceeds or Letters of Credit to any subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by the Borrower or any other Loan Party.

(b)           The Borrower shall not, and shall not permit any of its Subsidiaries to, allow any of the funds or assets of the Borrower or any other Loan Party that are used to pay any amount due pursuant to the Loans and the Letters of Credit to constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not, and will not permit any Loan Party to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)  the Obligations;

(b)  Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c)  Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries permitted by this clause (c) shall not exceed $500,000 at any time outstanding;

(d)  Indebtedness arising under Swap Agreements permitted under Section 6.07;

(e)  Indebtedness of (i) the Borrower owing to any Subsidiary, provided that any Subsidiary that has not granted a security interest to the Administrative Agent, for the ratable benefit of the Secured Parties, to secure the Obligations, shall execute and deliver to the Administrative Agent a subordination agreement in form and substance satisfactory to the Administrative Agent, and (ii) any Subsidiary Guarantor owing to the Borrower;

(f)  additional Indebtedness of the Borrower in an aggregate principal amount outstanding at any time not exceeding $500,000; and

(g)  Capital Lease Obligations with respect to leases of real property.

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests and Liens secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such security interests and Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests and Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and

(f) Liens created under Leases on equipment and fixtures on the leased premises, provided that such Liens are subordinated to the Liens created by the Collateral Documents.

SECTION 6.03.  Fundamental Changes.  The Borrower will not, and will not permit any Loan Party to:

(a)  merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)  engage to any material extent in any business other than businesses of the type conducted by such Loan Party on the date hereof and businesses reasonably related thereto.

(c)  change its fiscal year or any fiscal quarter.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any Loan Party to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), or make any Acquisition, except:

(a) Permitted Investments;

(b) (i) investments by the Borrower or any Subsidiary in the capital stock of any Guarantor, (ii) investments by Parent in the capital stock of Borrower existing on the date hereof, and (iii) intercompany loans and advances by and between the Borrower and its Subsidiaries that are permitted in accordance with Section 6.01(e);

(c)  loans or advances of salary made by the Borrower or any other Loan Party to any officer or employee of the Borrower or such Subsidiary on an arm’s-length basis in the ordinary course of business;

(d) travel and entertainment advances and other loans to officers and employees for customary business purposes in connection with their employment by the Borrower or any other Loan Party;

(e)  investments of the Borrower and all Subsidiaries (other than those described under any other clause of this Section 6.04) in an amount not to exceed $250,000 in the aggregate at any one time outstanding in Persons that are not Affiliates of any Loan Party;

(f)  Acquisitions by the Borrower, provided that (i) no Default or Event of Default shall have then occurred and be continuing or would result therefrom, (ii) such Acquisition is initiated and completed on a “friendly” basis, (iii) as of the date of consummation of such Acquisition, the aggregate Trailing Revenue of (A) the Person(s) or assets to be acquired by the Borrower in connection with such Acquisition and (B) any Person(s) or assets acquired by the Borrower in connection with any other Acquisitions occurring within 12 months of such date, shall not exceed twenty-five percent (25%) of the Trailing Revenue for the Borrower immediately prior to such Acquisition, (iv) in any rolling 12 month period, the purchase price for all such Acquisitions, including the contemplated Acquisition, shall not exceed, in the aggregate, $20,000,000, (v) after giving pro forma effect to such Acquisition, the sum of Borrower’s (A) cash, (B) cash equivalents and (C) the aggregate undrawn amount of the Commitments shall be not less than $10,000,000, and (vi) at least five Business Days prior to the consummation of each Acquisition, the Borrower shall have delivered a certificate of an Authorized Representative certifying compliance with the foregoing conditions (and attaching reasonably detailed calculations);

(g)  extensions of trade credit in the ordinary course of business;

(h)  any notes, securities or other instruments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted hereunder pursuant to the reorganization, bankruptcy or liquidation of such Person;

(i)  investments set forth on Schedule 6.04 to the Existing Credit Agreement; and

(j)  investments in the form of Swap Agreements permitted by Section 6.07.

SECTION 6.05.  Asset Sales.  The Borrower will not, and will not permit any Loan Party to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)  sales, transfers and dispositions of (i) inventory or other assets in the ordinary course of business and (ii) used, obsolete, damaged, worn out or surplus equipment, or equipment no longer used or useful in the business of any Loan Party, disposed of in the ordinary course of business;

(b)  so long as no Default shall have occurred and be continuing, sales, transfers, leases and dispositions of assets to the Borrower or any Subsidiary, provided that any such sales, transfers, leases, or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)  licenses, leases and subleases granted to other Persons in the ordinary course of business and not interfering with the businesses of the Borrower or any Subsidiary in any material respect;

(d)  sales, transfers and dispositions of Permitted Investments;

(e)  Sale and Leaseback Transactions permitted by Section 6.06;

(f)  dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

(g)  subleases of real or personal property on commercially reasonable terms to the extent that the Borrower determines that such property is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries.

SECTION 6.06.  Sale and Leaseback Transactions.  The Borrower will not, and will not permit any Loan Party to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), unless in connection with such proposed Sale and Leaseback Transaction, (a) (i) an Authorized Representative of the Borrower shall have certified that as of the closing date of such Sale and Leaseback Transaction, (A) all representations and warranties made in this Agreement shall be true, complete and correct in all material respects as of such closing date as if made on such closing date and (B) no Default or Event of Default shall have occurred and be continuing under any of the Loan Documents or will occur as a result of such Sale and Leaseback Transaction, (b) the Borrower shall have paid, or caused to be paid, all reasonable expenses incurred by the Administrative Agent and invoiced to the Borrower prior to the closing date of such Sale and Leaseback Transaction in connection therewith, including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s attorneys and their staff, (c) such Sale and Leaseback Transaction shall close in accordance with the terms and conditions set forth in the material documents evidencing such Sale and Leaseback Transaction, (d) the Borrower or the applicable Subsidiary shall consummate the Sale and Leaseback Transaction substantially simultaneously with the consummation of the purchase by such Person of the property subject to the Sale and Leaseback Transaction, and (e) such sale is made by the Borrower or any Subsidiary for cash consideration in an amount not less than the fair value of such property.

SECTION 6.07.  Swap Agreements.  The Borrower will not, and will not permit any Loan Party to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its Subsidiaries, in each case so long as any such Swap Agreement is either (i) unsecured or (ii) entered into with a Lender or an Affiliate of a Lender.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  The Borrower will not, and will not permit any Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (a) the Borrower and Parent may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, (b) so long as no Default or Event of Default exists or would arise as a result thereof, subject to Section 6.12(b), Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; provided, that, with respect to each of clauses (a) – (c) above, such Person and the Persons holding its Equity Interests are in compliance with Section 7-80-606 of the Colorado Revised

Statutes, and (d) so long as no Default or Event of Default exists or would arise as a result thereof, the Borrower may pay cash dividends to the Parent in an amount sufficient to allow the Parent to pay (i) reasonable audit and other accounting expenses incurred in the ordinary course of business, (ii) Taxes due and payable by the Parent to any taxing authority and reasonable expenses incurred in connection with preparation of related Tax returns and filings, (iii) reasonable and necessary expenses (including professional fees and expenses) incurred by the Parent in connection with (A) registration, public offerings and exchange listing of equity securities and maintenance of the same, (B) compliance with reporting obligations under, or in connection with compliance with, federal or state securities laws, and (C) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), and (iv) other reasonable expenses incurred by Parent in the ordinary course of business (subject to Section 6(h) of the Parent Guaranty).

SECTION 6.09.  Transactions with Affiliates. The Borrower will not, and will not permit any Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties or otherwise permitted under the Loan Documents, (b) transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliate and otherwise permitted under the Loan Documents, (c) any Restricted Payment permitted by Section 6.08, (d) payments of reasonable and customary directors’ fees and indemnities of directors, officers and employees and (e) loans or advances to officers or employees of the Borrower or any other Loan Party to pay business related travel expenses or reasonable relocation costs of such officers or employees or for other customary business purposes in connection with their employment by the Borrower or any of its Subsidiaries.

SECTION 6.10.  Restrictive Agreements.  The Borrower will not, and will not permit any Loan Party to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents.  The Borrower will not, and will not suffer or permit any Loan Party to, amend or otherwise modify the articles of incorporation, bylaws or other organizational documents of the Borrower or any Loan Party in a manner adverse to the Administrative Agent or the Lenders.

SECTION 6.12. Financial Covenants.

(a)           Consolidated Leverage Ratio shall be less than or equal to 4.25 to 1.00.

(b)           Consolidated Fixed Charge Coverage Ratio shall be greater than or equal to 1.20 to 1.00 for the previous four fiscal quarters ending on or immediately prior to such date of measurement.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of ten days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any Guarantor shall fail to observe or perform, or shall fail to cause to be observed or performed, any covenant, condition or agreement contained in (i) Sections 5.02, 5.03 (with respect to the Borrower’s or any Guarantor’s existence), 5.08, 5.09, 5.14 or 5.16 or in Article VI, (ii) the provisions of Section 6 of each of (A) the VC Two Guaranty, (B) the Natural Systems Guaranty, and (C) the Parent Guaranty that, in each case, incorporate by reference any of the provisions in clause (i), (iii) any of (A) the Borrower Pledge and Security Agreement, (B) the VC Two Pledge and Security Agreement, (C) the Natural Systems Pledge and Security Agreement, and (D) the Parent Pledge and Security Agreement, in each case other than Sections 6(d), (e), (i), (k) and (l) of any thereof, which failure continues beyond any period of grace provided in such Loan Document, or (iv) the VC Two Trademark Security Agreement (other than Sections 6(f), (h) and (k) thereof), which failure continues beyond any period of grace provided in the VC Two Trademark Security Agreement;

(e) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d)), and such failure shall continue unremedied for a period of 15 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) an Authorized Representative of the Borrower becomes aware of any such failure;

(f)  the Borrower or any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount (to the extent not paid or covered by insurance) in excess of $100,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n)  the occurrence of any “default” or “event of default,” as defined in any Lease, or the material breach of any of the terms of provisions of any Lease by any Loan Party, which default, event of default or material breach (i) continues beyond any period of grace therein provided and relates to payments of rent due under such Lease, (ii) has resulted in the landlord under such Lease delivering a notice of termination of such Lease to the relevant Loan Party or (iii) could reasonably be expected to result in a Material Adverse Effect;

(o)  the occurrence of any “default” or “event of default”, or the material breach of any of the terms of provisions of any License Agreement, which default, event of default or material breach (i) continues beyond any period of grace therein provided, or (ii) could reasonably be expected to result in a Material Adverse Effect;

(p)  [Subsection Intentionally Omitted];

(q)  any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person (excluding each Secured Party) contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any other Person (excluding each Secured Party) denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document; or

(r)  any event or circumstance shall exist or occur that has had a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Loan Party or any Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of, and shall, at the request of, the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Loan Party or any Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02. Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03. Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.  Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. Other Provisions.  Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its

Applicable Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).  The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The obligations of each Lender under this Article VIII shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic communication (including e-mail and internet or intranet websites), as follows:

(i)             if to Borrower at:

Vitamin Cottage Natural Food Markets, Inc.

12612 West Alameda Parkway

Lakewood, Colorado  80228

Attention:  Kemper Isely

Fax No: (303) 986-1891

Email: kemper@vitamincottage.com

with copies to (which shall not constitute notice):

Vitamin Cottage Natural Food Markets, Inc.

12612 West Alameda Parkway

Lakewood, Colorado  80228

Attention:  General Counsel

Fax No: (303) 986-1891

Email: legal@vitamincottage.com

and

Vitamin Cottage Natural Food Markets, Inc.

12612 West Alameda Parkway

Lakewood, Colorado  80228

Attention:  Mario Pasquale

Fax No: (303) 986-1891

Email: mpasquale@vitamincottage.com

(ii) if to the Administrative Agent or the Issuing Bank, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

1125 17th Street, 3rd Floor

Denver, Colorado 80202

Attention: Nancy Broome, Senior Vice President

Fax No: (303) 244-3351

Email: nancy.x.broome@chase.com

with a copy to (which shall not constitute notice):

JPMorgan Chase Bank, N.A.

1125 17th Street, 3rd Floor

Denver, Colorado 80202

Attention: Keith Budoff, Underwriter

Fax No: (303) 244-3105

Email: keith.a.budoff@chase.com

(iii) if to any other Lender, to it at its address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iii) delivered through electronic communication to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Sections 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.  Waivers; Amendments.

(a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (D) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (F) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (G) release any Guarantor from its Guarantee of the Obligations (except as otherwise permitted herein or in the other Loan Documents) without the written consent of each Lender (other than any Defaulting Lender), or (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, or the Issuing Bank, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the

Issuing Bank).  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)           The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Guarantor from its Guarantee of the Obligations, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)  The Borrower shall pay all (i) reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

All of the foregoing costs and expenses may be charged to the Borrower as Loans or to another deposit account, all as described in Section 2.18(c).

(b)  The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)  To the extent that any Loan Party fails to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof) or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each

Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

(ii)  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(F) without prior written consent of the Administrative Agent, no Lender may make any assignment hereunder which does not assign and delegate an equal pro rata interest in such Lender’s Loans, Commitments and all other rights, duties and obligations of such Lender under this Agreement and the other Loan Documents.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person or (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; or (c) the Borrower or any of the Borrower’s Subsidiaries or other Affiliates.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this

Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and to provide the documentation required by Section 2.17(f); and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or

Affiliate to or for the credit or the account of Borrower or any Loan Party against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF COLORADO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b)           THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF (i) ANY UNITED STATES FEDERAL OR COLORADO STATE COURT SITTING IN DENVER, COLORADO AND (ii) THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)           THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN ANY OF THE ABOVE-MENTIONED COURTS BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR ANY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF COLORADO, AT ITS ADDRESS SPECIFIED IN SECTION 9.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, nor be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to holders of Equity Interests in the Borrower, (i) any Person providing a Guarantee of all or any portion of the Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein.

Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15.  Disclosure.  Borrower, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.16.  Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19 Amendment and Restatement.  The parties each agree that effective as of the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

(a)           the Existing Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;

(b)           this Agreement and the promissory notes delivered in connection herewith are given in replacement, renewal and extension of, but not extinguishing the indebtedness evidenced by, the Existing Credit Agreement and the promissory notes and other documents delivered in connection therewith, and shall not be novations thereof; and

(c)           all liabilities and obligations outstanding under the Existing Credit Agreement and the promissory notes and other documents delivered thereunder shall, to the extent not paid on the date of this Agreement, be extended and renewed so as to continue and shall be Obligations outstanding hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC., a Colorado corporation

By:	/s/ Kemper Isely
Name:	Kemper Isely
Title:	Co-President

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent and Issuing Bank

By:	/s/ Nancy J. Broome
Name:	Nancy J. Broome
Title:	Senior Vice President